Exhibit 99b

                                  NEWS

                                                      [LOGO]
                                                 From the Office of
                                                    THE GOVERNOR

FOR IMMEDIATE RELEASE
August 22, 1996
                                                Contact: 217/782-1441
                                                    TDD: 800/785-6055
                                                    Fax: 217/524-3701


ZENITH TO EXPAND IN ILLINOIS
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     Chicago, ILL. -- Gov. Jim Edgar today joined Peter S. Willmott,
Chief Executive Officer and President of Zenith Electronics Corporation, in announcing the company's plan to build a $100 million state-of-the-art, picture tube manufacturing facility in Woodridge, creating about 280 full-time jobs.
     The company also will invest $80 million in its Melrose Park manufacturing facility to automate existing television picture tube production lines and to install a new line for computer display tubes
(CDTs).  The expansion and modernization program is expected to create
120 new jobs in the Melrose Park plant, where the company currently employs more than 2,800 workers.
     "For nearly eight decades, Zenith has been an important member of the Illinois business community," the Governor said. "In that time, the company has grown to be a worldwide electronics leader that employs more than 4,000 workers in Illinois.
     "Obviously, in choosing a location for this expansion, Zenith had many options, both in the U.S. and Mexico. Its decision to expand in Illinois proves once again that our state has the skilled workers, excellent infrastructure and positive business climate needed by companies growing for the future."
     Willmott commended state and local authorities on their assistance in making the firm's expansion plan possible. "We at Zenith are proud of our reputation as an Illinois business leader, a reputation that no doubt will be enhanced by our new state-of-the-art operation in Woodridge," Willmott said. "We appreciate the tremendous assistance from the State of Illinois, Will County and the village on this important Zenith competitiveness initiative."
     The new Woodridge facility will enable Zenith to add a new production line in Illinois to make 32- and 35-inch color picture tubes for digital and high-definition television sets. This, coupled with improvements in the company's Melrose Park plant, will help Zenith be more competitive.
     Both the Governor and Lt. Gov. Bob Kustra, the Governor's senior economic development advisor, met with Zenith officials as the company considered locations. Kustra said Illinois will provide job training assistance, road improvements and tax incentives to assist Zenith with the expansion.
     "Our state is committed to helping businesses expand and grow in Illinois," Kustra said. "We have developed programs to build upon our excellent resources to ensure that Illinois remains the location of choice for tomorrow's business leaders."
     Over the next 20 years, this designation is expected to save the company as much as $19 million in tax credits, utility tax exemptions and sales tax exemptions.
     The Department of Commerce and Community Affairs (DCCA) will provide up to $600,000 in Industrial Training Program (ITP) grant funds over the next two years to assist the company in training its workers. In addition, the Illinois Department of Transportation (IDOT) will provide up to $429,000 in Economic Development Program funds to finance 50 percent of the cost of construction of an access road from Internationale Parkway in Woodridge to the new Zenith site. The Village of Woodridge will also contribute to the road funding and will provide utility tax rebates to the company. Will County and Valley View School District #365 also have granted tax relief to Zenith.
     The new Woodridge facility will include 325,000 square-feet of floor area on a 70-acre site. The Melrose Park plant is being expanded by 70,000 square-feet for the new CDT line. The modernization program there also will include automating various components of the existing picture tube manufacturing lines.
     Zenith Electronics Corporation employs more than 15,000 workers worldwide, including 4,000 in Illinois. U.S. operations include the company's corporate headquarters and research center in Glenview, the Melrose Park color picture tube plant, and a printed circuit board fabrication plant in Chicago.
     Construction is expected to be completed in 1997.


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